April 18, 2018

Dear Stockholder:

We cordially invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of
WCF Bancorp, Inc. Our Annual Meeting will be held at the main office of WCF Financial Bank located at 401
Fair Meadow Drive, Webster City, Iowa 50595 at 1:00 p.m., Central time, on Friday, August 25, 2017.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted. Also, enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning our activities and operating results.

The Annual Meeting is being held so that stockholders may vote upon the election of directors, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018 any other business that properly comes before the Annual Meeting.

Our Board of Directors has determined that approval of each of the matters to be considered at the
Annual Meeting is in the best interests of WCF Bancorp, Inc. and our stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” the election of directors,
“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Stephen L. Mourlam
Stephen L. Mourlam
President and Chief Executive Officer

401 Fair Meadow Drive * P.O. Box 638 * Webster City, IA 50595 * (515) 832-3071 PHONE

WCF BANCORP, INC.
401 Fair Meadow Drive Webster City, Iowa 50595 (515) 832-3071

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS To Be Held On Wednesday, May 23, 2018

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of WCF Bancorp, Inc. (the “Company” or “WCF Bancorp”) will be held at the main office of WCF Financial
Bank located at 401 Fair Meadow Drive, Webster City, Iowa 50595 at 1:00 p.m., Central time, on Wednesday, May 23, 2018.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is being held so that stockholders may vote on the following matters:

1.	The election of two directors of WCF Bancorp;

2.	The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The
Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on April 3, 2018 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE COMPANY’S SECRETARY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Tami L. Hejlik
Tami L. Hejlik
Corporate Secretary
Webster City, Iowa
April 18, 2018

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement of
WCF Bancorp, Inc.
401 Fair Meadow Drive Webster City, Iowa 50595 (515) 832-3071

ANNUAL MEETING OF STOCKHOLDERS To be Held on Wednesday, May 23, 2018

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of WCF Bancorp, Inc. (the “Company” or WCF Bancorp”) to be used at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at the main office of WCF Financial Bank located at 401 Fair Meadow Drive, Webster City, Iowa at 1:00 p.m., Central time, on Wednesday, May 23, 2018, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 18, 2018.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of the Company’s Board of Directors will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holder’s discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Company’s Secretary at the Company’s address shown above, the submission of a later-dated proxy, or by voting in person at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Company’s Secretary prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on April 3, 2018 (the “Record Date”) are entitled to one vote for each share then held. As of the Record Date, the Company had 2,561,542 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

In accordance with the provisions of the Company’s Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. The Company’s Articles of Incorporation authorize the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and

(ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board of Directors, to WITHHOLD AUTHORITY to vote for all the nominees being proposed or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld. Plurality means that individuals who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the Meeting.

As to the ratification of the Company’s independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on the proposal. The ratification of the Company’s independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

In the event at the time of the Annual Meeting there are not sufficient votes for a quorum or to approve or ratify any matter being presented, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Proxies solicited hereby will be returned to us and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

Participants in the ESOP. If you participate in the WCF Financial Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form that reflects all shares you may direct the trustee to vote on your behalf under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of WCF Bancorp common stock held by the ESOP and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions is May 16, 2018.

Persons and groups who beneficially own in excess of five percent of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership. The following table sets forth, as of April 3, 2018, the Record Date, the shares of common stock beneficially owned by the Company’s named executive officers and directors individually, by executive officers and directors as a group, and by each person or group known by us to beneficially own in excess of five percent of the Company’s common stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percentage of Shares of Common Stock Outstanding

Five Percent Stockholders:

Firefly Value Partners, LP (2)
601 West 26th Street, Suite 1520
New York, New York 10001	205,000	8.0%

WCF Financial Bank
Employee Stock Option Plan
401 Fair Meadow Drive
Webster City, IA 50595	171,138	6.7%

Directors, Nominees and Executive Officers: (3)

C. Thomas Chlastrom	3,000	*
Thomas J. Hromatka	—	*
Harold J. Pursley	5,246	*
Stephen L. Mourlam	5,692 (4)	*
Kasie L. Doering	625	*
Heidi Tesdahl	—	*

All Directors, Nominees and Executive Officers
as a Group (6 persons)	14,563	*%

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2018.
(3)	The business address of each director, nominee and executive officer is 401 Fair Meadow Drive, Webster City, Iowa 50595.
(4)	Includes 1,030 shares allocated to Mr. Mourlam’s ESOP account.
*	Less than 1%.

PROPOSAL I - ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of six members. The Company’s bylaws provide, and the terms of the Company’s Board of Directors are classified so, that approximately one- third of the directors are to be elected annually. The Company’s directors are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. Two directors will be elected at the Annual Meeting. The Company’s Nominating Committee has nominated Stephen L. Mourlam and Kasie Doering, each to serve as directors for three-year terms. Mr. Mourlam and Ms. Doering are each a member of the Board of Directors, and each of the nominees has agreed to serve, if elected.
The table below sets forth certain information regarding the composition of the Company’s Board of Directors, including the terms of office of each director. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such other substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

The Board of Directors recommends a vote “FOR” each of the nominees listed in this Proxy
Statement.

The following table sets forth certain information regarding the Company’s directors.

Name	Age at June 30, 2017	Position	Term to Expire	Director Since (1)

Nominees

Stephen L. Mourlam	66	President and Chief Executive Officer	2021	2001
Kasie Doering	40	Director	2021	2018

Current Directors

Thomas Hromatka	61	Director	2020	2017
Heidi Tesdahl	42	Director	2020	2018
Harold J. Pursley	74	Chairman of the Board	2019	2007
C. Thomas Chalstrom	54	Director	2019	2014

(1) Includes service on the Board of Directors of WCF Financial Bank.

The Business Background of the Company’s Directors and Executive Officers

The business experience for the past five years of each of the Company’s directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of WCF Financial Bank (the “Bank”). Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Nominees

Stephen L. Mourlam is our President and Chief Executive Officer, positions he has held since January 2009. Mr. Mourlam began his employment with WCF Financial Bank in 1979 and held positions of increasing responsibility during his tenure. Mr. Mourlam’s experience provides the Board with a perspective on the day-to-day operations of WCF Financial Bank, and assists the board in assessing the trends and developments in the financial institutions industry on a local and national basis. Additionally, Mr. Mourlam has extensive ties to the communities that support our business generation.

Kasie L. Doering was our Chief Financial Officer, a position she held from February 2016 until December 2017, when she resigned her position to become the accountant for the family business D&B Agro-Systems, Ltd. Prior to her employment with WCF Financial Bank, from 2007 until January 2016, Ms. Doering held the position of Program Manager for Academic Budgeting and Planning at Iowa State University, Ames, Iowa. Ms. Doering’s accounting background provides the Board general business and financial knowledge.

Continuing Directors

Thomas J. Hromatka is the Director of Bank Services at Aureon TM IT, Inc., West Des Moines, Iowa, a position he has held since 2012. Prior to this, from 2008 until 2012, he was an Executive Vice President at First Federal Iowa. Mr. Hromatka has over 30 years of banking experience. Mr. Hromatka’s extensive banking management experience provides the board with industry insights and valuable perspectives in assessing strategic direction of WCF Financial Bank.

Harold J. Pursley is retired. Prior to his retirement in 2008, Mr. Pursley was the chief executive officer of IMD Medical, a medical device company. Mr. Pursley additionally had over 30 years of accounting experience during his career, including serving as controller or chief financial officer for various companies. Mr. Pursley’s expertise and background with regard to accounting matters and internal controls and business finance provide the board and the Audit Committee with valuable insight into accounting issues involving WCF Financial Bank.

C. Thomas Chalstrom is the President and Chief Executive Officer of First Federal Credit Union, Cedar Rapids, Iowa, a position he has held since September 2013. Prior to this, from June 2012 until August 2013, following the sale of First Federal Savings Bank of Iowa, Mr. Chalstrom was a consultant. From 1985 until its sale in 2012, Mr. Chalstrom served in positions of increasing importance at First Federal Savings Bank of Iowa. Mr. Chalstrom has over 25 years’ experience as a senior executive of a financial institution and his extensive banking experience in both lending and management provides the board with industry insights and valuable perspectives in assessing strategic direction of WCF Financial Bank.

Heidi Tesdahl joined the Board of Directors in January 2018, she is the Director of Development at St. Thomas Aquinas in Webster City, a position she has been in since October 2017.  Prior to making the decision to take time off to be home to raise her children, she was a Financial Officer with First American Bank and an accountant on staff at McGladrey & Pullen, LLP, working primarily with financial institutions.  Her experience in banking and accounting along with her commitment to the community are valuable assets she brings to the board.

Executive Officers Who are Not Directors

Stacy Johnson is our Chief Financial Officer, a position she has held since January 2018. Prior to her employment with WCF Financial Bank, from 2005 until December 2017, Ms. Johnson held the position of Accounting Instructor for Buena Vista University and Iowa Central Community College, while consulting on a part-time basis. Ms. Johnson also served as a Plant Controller for Pengo Corporation from 2000 through 2006.

Tony Newkirk is our Senior Vice President and Chief Credit Officer, positions he has held since November 2017. Prior to his employment with WCF Financial Bank, Mr. Newkirk has been involved in banking and lending, from loan underwriter to a Director of Mortgage Servicing Operations, since 2001. His last position was with Neighborhood Finance Corporation, where he was Vice President - Lending.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During
2017, the board of directors met 13 times. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served). The Board of Directors of WCF Bancorp has established standing committees, including a Compensation
Committee, a Nominating and Corporate Governance Committee and an Audit Committee. The
Nominating and Corporate Governance Committee and the Audit Committee each operate under a written charter, which governs its composition, responsibilities and operations. These charters may be found on our website located at www.wcfbank.com.

Board Independence

The Board of Directors has determined that each of the Company’s directors and nominees, with the exception of Stephen L. Mourlam and Kasie L. Doering, is “independent” as defined in the listing standards of the Nasdaq Stock Market which the Company chooses to follow for purposes of such determination. Mr. Mourlam is not independent because he is an executive officer of the Company and Ms. Doering is not independent because she was previously an executive officer of the Company.

There were no transactions required to be reported under “Transactions with Certain Related
Persons,” below that were considered in determining the independence of the Company’s directors.

Board Leadership Structure

To assure effective and independent oversight of management, the Board of Directors has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between these two roles in management of the Company. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. The Chairman of the Board is an independent, non-management role.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand the Company’s risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee will report on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Heidi Tesdahl, who serves as chairperson, C. Thomas Chalstrom and Harold Pursley, each of whom is considered “independent” as defined in the NASDAQ corporate governance listing standards. The Board of Directors has adopted a written charter for the Committee. The Nominating and Corporate Governance Committee charter is available on our website at www.wcfbank.com. The Nominating and Corporate Governance Committee met one time during 2017.

The functions of the Nominating and Corporate Governance Committee include the following:

·	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

·     to review and monitor compliance with the requirements for board independence;

·	to review the committee structure and make recommendations to the Board regarding committee membership; and

·	to develop and recommend corporate governance guidelines to the Board of Directors for its approval.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Corporate Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

·     has personal and professional ethics and integrity;

·	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

·	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

·	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

·	is involved in other activities or interests that do not create a conflict with his or her responsibilities to us and the Company’s stockholders; and

·	has the capacity and desire to represent the balanced, best interests of the Company’s stockholders as a group, and not primarily a special interest group or constituency.

In addition, the Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, whether the candidate would satisfy the SEC’s independence standards applicable to members of the Company’s audit committee, and the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

The Company does not maintain a specific diversity policy, but diversity is considered in the Company’s review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

Procedures for the Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. Stockholders may submit the names of qualified candidates for director by writing to the Corporate Secretary, at 401 Fair Meadow Drive, Webster City, Iowa 50595. To be timely, the submission of a candidate for director by a stockholder must be received by the Corporate Secretary not less than 180 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

The submission must include the following information:

·	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

·
the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

·
the name, address and contact information for the candidate, and the number of shares of the Company’s common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

·     a statement of the candidate’s business and educational experience;

·	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

·     a statement detailing any relationship between the candidate and us;

·	a statement detailing any relationship between the candidate and any of the Company’s customers, suppliers or competitors;

·	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

·	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be conducted at Annual Meeting.”

Stockholder Communications with the Board

Any of the Company’s stockholders who want to communicate with the Board of Directors or with any individual director can write to the Company’s Corporate Secretary, at 401 Fair Meadow Drive, Webster City, Iowa 50595. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

·    forward the communication to the director or directors to whom it is addressed;

·	attempt to handle the inquiry directly, for example, where it is a request for information about us or it is a stock-related matter; or

·	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management shall present a summary of all communications received since the last meeting that were not previously forwarded and make those communications available to the directors.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. This Code is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. There were no amendments made to or waivers from the Company’s Code of Ethics in 2017. The Code of Ethics is available on our website at www.wcfbank.com.. Additionally, persons interested in obtaining a copy of the Code of Ethics may do so by writing to the Company at: WCF Bancorp, Inc., 401 Fair Meadow Drive, Webster City, Iowa 50595, Attention, Corporate Secretary.

Attendance at Annual Meetings of Stockholders

The Company does not have a policy regarding director attendance at annual meetings of stockholders, although directors are requested to attend these meetings absent unavoidable conflicts. All of our directors attended the 2017 Annual Meeting of Stockholders and all of our directors are expected to attend our 2018 Annual Meeting of Stockholders.

Compensation Committee

The members of the Compensation Committee are directors Harold J. Pursley, who serves as chairman, and C. Thomas Chalstrom, each of whom is considered “independent” as defined in the NASDAQ corporate governance listings standards. The committee is responsible for reviewing all compensation matters related to the Company’s employees. The Compensation Committee met two times in 2017. The Compensation Committee has adopted a written charter which is available on our website located at www.wcfbank.com.

The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. The Company’s President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. However, Mr. Mourlam does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.

Audit Committee

The Company’s Audit Committee consists of directors C. Thomas Chalstrom, who serves as chairman, Thomas Hromatka, Heidi Tesdahl and Harold J. Pursley, each of whom is “independent” under the NASDAQ corporate governance listing standards and SEC Rule 10A-3. The Board has determined that Mr. Chalstrom qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

The Audit Committee reviews the contents of and conclusions in audit reports prepared by the Company’s independent registered public accounting firm, reviews and approves the annual engagement of the Company’s independent registered public accounting firm, the Company’s audit and compliance related policies, and reviews with management and the Company’s independent registered public accounting firm, the Company’s financial statements and internal controls. The Board of Directors has adopted a written charter for the Audit Committee, which may be found on our website located at www.wcfbank.com. The Audit Committee met 12 times during 2017.

Audit Committee Report

As part of its ongoing activities, the Audit Committee has:

·	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2017;

·	Discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees; and

·
Received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee:

C. Thomas Chalstrom Harold J. Pursley
Heidi Tesdahl
Thomas Hromatka

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. The Company’s executive officers and directors and beneficial owners of greater than 10% of the Company’s common stock (“10% beneficial owners”) are required to file reports with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Company’s common stock. SEC rules require disclosure in the Company’s Proxy Statement and Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner to file such forms on a timely basis. Based solely on a review of the copies of the Forms 3, 4 and 5 that we received with respect to transactions during the year ended December 31, 2017, we believe that Director Hromatka was delinquent in filing a Form 3 which was subsequently filed and all other forms were filed on a timely basis.

Executive Officer Compensation

Summary Compensation Table. The table below sets forth the total compensation paid to or earned by our President and Chief Executive Officer, Stephen Mourlam, for the years ended December
31, 2017 and 2016. Each individual listed in the table below is referred to as a named executive officer.

Name and principal position	Year	Salary ($)	Bonus (1) ($)	All other compensation (2) ($)	Total ($)
Stephen l. Mourlam	2017	161,355	500	—	161,855
President and Chief	2016	149,300	500	6,400	156,200
Executive Officer

Kyle R. Swon (3)	2017	71,296	—	—	71,296
Senior Vice President	2016	114,874	500	6,400	121,774

Kasie Doering	2017	107,821	500	—	108,321
Chief Financial Office	2016	95,000	500	—	95,500

(1)	Represents a holiday bonus payable to all employees of WCF Financial Bank.
(2)	Represents board fees payable for services rendered prior to the completion of the stock sale in July 2016.
(3)	Kyle Swon was an executive officer as of December 31, 2016. He resigned his position as of January 31, 2017

Benefit Plans

Change in Control Agreement. On October 21, 2016, WCF Financial Bank entered into a change in control agreement with Mr. Mourlam.

The change in control agreement has an initial term of two years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to such date.
In the event that the executive’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of WCF Bancorp or WCF Financial Bank, the executive would be entitled to a severance payment equal to two times the average of the three preceding years’ annual base salary, bonuses and any other cash compensation paid or accrued by the executive during such years, and the amount of any benefits received pursuant to any employee benefit plans on behalf of the executive by WCF Financial Bank during such years, excluding health and welfare benefits. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, the executive would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage under the same cost sharing arrangements that apply for active employees of WCF Financial Bank. Such coverage will cease upon the date which is two years after the executive’s date of termination.

Notwithstanding the foregoing, the payments required under the agreement will be reduced to the extent necessary to avoid penalties under Code Section 280G. For purposes of the change in control agreement, “good reason” is defined as: (1) a material reduction in the executive’s base compensation in effect immediately prior to the date of a change in control; (2) a material reduction in the executive’s duties or responsibilities as in effect prior to a change in control; (3) a material diminution in the authority, duties or responsibilities of the officer to whom the executive is required to report; (4) any material change in the geographic location at which the executive must perform his services to WCF Financial Bank; and (5) a material breach of the change in control agreement by WCF Financial Bank.

401(k) Plan. WCF Bancorp and WCF Financial Bank currently maintain The Architect 401(k) MEP, which is a multiple-employer tax-qualified profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All employees who have attained age
21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate in the plan.

A participant may elect to contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2017, the pre-tax deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $6,000 to the 401(k) Plan. In addition to salary deferral contributions, the
401(k) Plan provides that WCF Financial Bank will make a matching contribution to each participant’s account equal to 100% of the participant’s contribution, up to 6% of the participant’s elective deferral contributions. WCF Financial Bank may, in its sole discretion, make a profit sharing contribution to the
401(k) Plan on behalf of the participants. A participant is always 100% vested in his or her salary deferral and employer contributions. The 401(k) Plan permits a participant to direct the investment of his or her own account into various available investment options.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59½ (while employed), death, disability or termination of employment, and the distribution will be made in a cash lump sum payment.

Stock Benefit Plan

Employee Stock Ownership Plan. In connection with the mutual to stock conversion which was consummated in July 2016, WCF Financial Bank adopted an employee stock ownership plan for eligible employees. WCF Financial Bank’s named executive officers are eligible to participate in the employee stock ownership plan just like any other employee. Eligible employees who have attained age 21 and were employed by us as of January 1, 2016 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous
12-month period.

The employee stock ownership plan trustee purchased, on behalf of the employee stock ownership plan, 8% of the total number of shares of WCF Bancorp, Inc. common stock sold in the offering. The employee stock ownership plan funded its stock purchase with a loan from WCF Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through WCF Financial Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares are released from the suspense account on a pro-rata basis as we repay the loan. The trustee allocates the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant becomes vested in his or her account balance at a rate of 20% per year over a 6-year period, beginning in the second year. Participants who were employed by WCF Financial Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, WCF Financial Bank records a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in WCF Bancorp Inc.’s earnings.

2017 Equity Incentive Plan.  On August 25, 2017, the stockholders of WCF Bancorp, Inc. approved the 2017 Equity Incentive Plan (the “Equity Plan”) which provides for the grant of stock based awards to its directors and executive officers of WCF Bancorp, Inc. and WCF Financial Bank.  The Plan authorizes the issuance or delivery of up to 299,492 shares of WCF Bancorp, Inc. common stock pursuant to grants of restricted stock awards, incentive stock options, and non-qualified stock options.  Of this number, the maximum number of shares of WCF Bancorp, Inc. common stock that may be issued under the 2017 Equity Incentive Plan pursuant to the exercise of stock options is 213,923 shares, and the maximum number of shares of WCF Bancorp, Inc. common stock that may be issued as restricted stock awards or restricted stock units is 85,569 shares.
The Equity Plan is administered by the members of WCF Bancorp, Inc.’s Compensation Committee.  The Compensation Committee has the authority and discretion to select the persons who will receive the awards; establish the terms and conditions relating to each award; adopt rules and regulations relating to the

Equity Plan; and interpret the Equity Plan.  The Equity Plan also permits the Compensation Committee to delegate all or any portion of its responsibilities and powers.
Our executive officers and outside directors are eligible to receive awards under the Equity Plan.  Awards may be granted in a combination of restricted stock awards, incentive stock options, and non-qualified stock options.  The exercise price of stock options granted under the Equity Plan may not be less than the fair market value on the date the stock option is granted.  Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee.  Stock awards under the Equity Plan will be granted only in whole shares of common stock.  All restricted stock and stock option grants will be subject to conditions established by the Compensation Committee that are set forth in the award agreement.  As of December 31, 2017, no awards were granted under the Equity Plan.

Director Compensation

The following table sets forth for the year ended December 31, 2017 certain information as to the total remuneration paid to directors other than Mr. Mourlam. Information with respect to director fees paid to Mr. Mourlam is included above in “Executive Officer Compensation – Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Nonqualified Deferred Compensation (1)	Total ($)
C. Thomas Chalstrom	12,800	—	12,800
Thomas J. Hromatka	12,800	—	12,800
Leo Moriarty	12,400	—	12,400
Harold J. Pursley	12,400	5,636	18,036

(1) Represents above-market earnings on compensation that was deferred by Mr. Pursley pursuant to the 2005 Director Deferred Compensation Plan, as calculated in accordance with SEC rules.

Director Fees

WCF Financial Bank pays each outside director a monthly retainer of $600 and an additional
$400 per meeting attended. Directors do not receive additional fees for board committees. WCF Bancorp does not separately compensate directors for their service.

Director Plans

2005 Director Deferred Compensation Plan. WCF Financial Bank adopted the Amended and Restated WCF Financial Bank 2005 Director Deferred Compensation Plan, effective January 1, 2005. Any member of the board of directors is eligible to participate in the plan. The plan allows for a participant to elect to defer up to 100% of his director fees to the plan. All amounts contributed to the plan are credited to a bookkeeping account established on behalf of each participant. The participant’s account balance will be credited with earnings based on an adjustable rate equal to 1.0% above the prime rate, as published in The Wall Street Journal. The interest rate adjusts annually and will be 1.0% above the prime rate on the first business day of the plan year, retroactive to January 1, of such year.

Each participant will have the right to elect for the payment of his account balance to commence on either a specified date or upon his separation from service (the “commencement date”). However, the participant’s account balance may be paid out prior to the commencement date due to the participant’s death or disability. Generally, the participant’s account balance will be payable in a lump sum distribution. However, a participant can elect for his account balance to be payable in equal monthly installments over a period of either five or 10 years. In the event of the director’s separation from service within two years following a change in control of WCF Bancorp or WCF Financial Bank, the participant’s account balance will accrue earnings at an interest rate equal to 7.0% from his date of termination until his account balance has been fully distributed.

Transactions with Certain Related Persons

In the ordinary course of business, WCF Financial Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to other borrowers not related to WCF Financial Bank. Management believes that these loans neither involve more than the normal risk of collectability nor present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from (1) extending or maintaining credit, (2) arranging for the extension of credit, or (3) renewing an extension of credit in the form of a personal loan, to an officer or director. There are several exceptions to this general prohibition, one which is applicable to WCF Financial Bank. The Sarbanes-Oxley Act does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company’s directors and executive officers are made in conformity with the Federal Reserve Act and applicable regulations.

In accordance with the listing standards of the Nasdaq Stock Market, any transactions that would be required to be reported under this section must be reviewed by our audit committee or another independent body of the board of directors. In addition, any transaction with a director is reviewed by and subject to approval of the members of the board of directors who are not directly involved in the proposed transaction, to confirm that the transaction is on the terms that are no less favorable as those that would be available to us from an unrelated party though an arms-length transaction features.

PROPOSAL II – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has approved the engagement of RSM US LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Auditors are not deemed independent unless the Audit Committee has approved the engagement, or alternatively, the engagement is entered into pursuant to detailed pre- approval policies and procedures established by the Audit Committee which sets forth each specific service to be performed by the auditor.

At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of RSM US LLP for the year ending December 31, 2018. A representative of RSM US LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Audit Fees. The aggregate fees billed for professional services rendered by RSM US LLP for the audit of the Company’s annual financial statements for 2017 and 2016 were $135,700 and $159,000, respectively.

Audit-Related Fees. Fees billed for professional services rendered by RSM US LLP that were reasonably related to the performance of the audits described above were $7,066 and $213,500 for 2017 and 2016, respectively. The audit-related fees for 2016 include fees incurred in connection with the Company’s initial stock offering, including review of the SEC registration statement filed in connection therewith, and review of the Company’s Forms 10-Q and 10-K.

Tax Fees. The aggregate fees billed for professional services by RSM US LLP for tax services were $20,650 for 2017 and $28,320 for 2016.

All Other Fees. There were no other fees billed in 2017 and there were $2,925 of other fees billed for professional services rendered for the Company by RSM US LLP for services other than those listed above for 2016.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee pre-approved 100% of the tax fees and the other non-audit fees described above during 2017.

The Audit Committee has considered whether the provision of non-audit services by RSM US LLP, relating primarily to tax services, is compatible with maintaining the independence of RSM US

In order to ratify the selection of RSM US LLP as the independent registered public accounting firm for 2018, the proposal must receive a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote “FOR” the ratification of RSM US LLP as independent registered public accounting firm for 2018.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for the Company’s 2019
Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 401 Fair Meadow Drive, Webster City, Iowa, 50595 no later than December 19, 2018. If the date of the 2019 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the 2018 annual meeting, any stockholder proposal must be received at a reasonable time before the Company prints or mails proxy materials for such meeting. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s articles of incorporation and Bylaws and Iowa corporation law.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a shareholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of the Company at the principal executive office of the Company no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in the proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The 2019 annual meeting of stockholders is expected to be held on May 22, 2019, which is more than 30 days prior to the anniversary date of the 2018 annual meeting. Accordingly, for the 2019 annual meeting of stockholders, the notice would have to be received not later than the tenth day following the day on which public disclosure of the date of such meeting is first made.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.

MISCELLANEOUS

The Company will bear the cost of solicitation of proxies and the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, the Company’s directors, officers and regular employees may solicit proxies personally, by telephone or by other forms of communication without additional compensation.

THE COMPANY’S 2017 ANNUAL REPORT TO STOCKHOLDERS IS BEING FURNISHED TO STOCKHOLDERS. COPIES OF ALL OF THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE WITHOUT CHARGE BY WRITING TO THE COMPANY AT 401 FAIR MEADOW DRIVE, WEBSTER CITY, IOWA
50595, ATTENTION: CORPORATE SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Tami L. Hejlik
Tami L. Hejlik
Corporate Secretary
Webster City, Iowa
April 18, 2018

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" each of the listed Proposals.

1. The election as director of the nominee listed below each for a three year term.

01 - Stephen L. Mourlam　　02 - Kasie L. Doering

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 ☐ 02 ☐

	For	Against	Abstain
2. The ratification of appointment of RSM US LLP as auditors for the year ending December 31, 2018.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.　　/　　/

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X　　W C F B 1

02TV5A
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